EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

UAW Members Ratify Labor Contract Extension For Coshocton Works

West Chester, OH, December 29, 2009— AK Steel (NYSE: AKS) said that members of the United Autoworkers (UAW) Local 3462 have ratified a three-year extension to a labor agreement covering about 340 hourly production and maintenance employees at the company’s Coshocton (OH) Works.  The new agreement extends the existing contract to March 31, 2013.  The contract had been scheduled to expire March 31, 2010.
AK Steel said UAW officials informed the company Monday evening that the contract extension had passed in voting held Monday in Coshocton.   The extension agreement includes lump sum payments of $1,000 to each represented employee covered by the contract in 2010, 2011 and 2012, while all other contract provisions remain unchanged.
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,000 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  The Coshocton Works processes and finishes AK Steel’s flat-rolled stainless steel products. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

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